FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS SECOND QUARTER
FISCAL YEAR 2007 RESULTS

MENLO PARK, CA – January 3, 2007 — Landec Corporation (Nasdaq: LNDC), today reported results for the second quarter ended November 26, 2006. Revenues for the second quarter were $55.2 million versus revenues of $53.7 million for the same period a year ago. Net income for the quarter improved to $108,000 or $0.00 per diluted share compared to a net loss of $1.0 million or $0.04 per share for the same period last year.

Revenues for the first six months of fiscal year 2007 were $106.3 million versus revenues of $103.4 million a year ago. The Company reported net income for the first six months of fiscal year 2007 of $122,000 compared to a net loss of $1.6 million in the first six months of the prior year.

“We are very pleased with our progress in fiscal year 2007,” stated Gary Steele, President and Chief Executive Officer of Landec. “During the first six months we have (1) grown our core specialty packaged vegetable business by 18%, up from the 13% growth in fiscal year 2006, (2) sold our direct marketing and sales seed business for $50 million in cash, (3) increased our future license fees revenues and income by $5.4 million per year over the next five years, (4) added an important strategic partner in Monsanto Company and (5) initiated shipments of our BreatheWay® packaging technology to Chiquita Brands International, Inc. for retail grocery store trials.”

“Included in net income during the second quarter and the first six months of fiscal year 2007 were seasonal operating losses at Landec Ag of $3.1 million and $5.5 million, respectively,” continued Steele. “These losses will not be recurring in the future due to the sale of the Fielder’s Choice Direct (FCD) to American Seeds, Inc. (ASI), a wholly owned subsidiary of Monsanto, on December 1, 2006.”

“We have five primary objectives for the remainder of fiscal year 2007: (1) continue to grow our value-added specialty packaging food business, (2) expand our banana packaging technology sales to Chiquita, (3) assist Air Products and Chemicals, Inc. in increasing the sales of our Intelimer® polymer products for personal care and latent catalyst applications through our strategic collaboration (4) continue to add strategic partner and customer relationships and (5) grow overall revenues by 10% to 15%, excluding Landec Ag and Apio’s commission trading business, while increasing net income by 65% to 75% compared to fiscal year 2006 results, after excluding the income, net of expenses and estimated taxes, from the sale of FCD and after excluding the results of Landec Ag from the beginning of fiscal year 2007 through the close of the sale of FCD on December 1, 2006,” stated Steele. “We are currently on track to achieve all of these objectives.”

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, President and CEO of Apio reported, “During the second quarter, sales of our value-added specialty packaging vegetable products grew 17% to $35.8 million compared to $30.5 million in the same period last year. For the first six months of fiscal year 2007, sales of our value-added specialty packaging vegetable products grew 18% to $70.8 million compared to $60.1 million in the same period last year. Partially offsetting the growth in Apio’s value added business was a decrease in revenues from Apio’s commission trading business of 18% and 19%, respectively, for the second quarter and first six months of fiscal year 2007 compared to the same periods last year. Trading revenues were significantly impacted by the planned decrease in volume sales from Apio’s marginally profitable domestic buy/sell commodity business.”

“Apio’s gross profits from value-added vegetable products increased 17% in the second quarter to $6.4 million compared to $5.5 million in the same period in the prior year. For the first six months of fiscal year 2007, Apio’s gross profits from value-added vegetable products decreased 1% to $10.9 million compared to $11.0 million in the same period last year. This slight decrease in gross profits was attributable to weather related shortages of contracted product during the first quarter of fiscal year 2007 which required Apio to procure supplemental product on the open market at costs significantly above contracted prices. The increases in produce sourcing cost, however, were substantially mitigated by a more profitable mix of products sold and improved operational efficiencies,” said Tompkins.

Landec Ag, Inc. — Landec’s Seed Subsidiary

On December 1, 2006, Landec sold its direct marketing and sales seed company Fielder’s Choice Direct, which included the Fielder’s Choice Direct® and Heartland Hybrid® brands, to ASI, a wholly owned subsidiary of Monsanto. The acquisition price for FCD was $50 million in cash paid at the close with an additional earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007. Landec will record during its fiscal third quarter income from the sale, net of expenses and estimated taxes, of approximately $20 million to $21 million. The gain on the sale of FCD, which will be included in the income recorded, is equal to the difference between the fair value of FCD and its net book value. In accordance with generally accepted accounting principles, any portion of the $50 million of proceeds in excess of the fair value of FCD will be allocated to the Intellicoat® technology license agreement described below and will be recognized as revenue ratably over the five year term of the technology license agreement. The determination of fair value was provided by an independent appraiser. Based on the appraisal, it was determined that the fair market value of FCD was $40 million which is $10 million less than the $50 million received at close. Therefore, the $10 million will be recognized as revenue and income ratably over the term of the technology license agreement or $2 million per year for five years.

On December 1, 2006, Landec also entered into a five-year co-exclusive technology license and polymer supply agreement with Monsanto for the use of Landec’s Intellicoat polymer seed coating technology. Included in the agreement, Monsanto will pay all of the operating costs, including research and development funding, over the term of the agreement. The minimum guaranteed payments will result in Landec recognizing revenue and operating income of $3.4 million per year for five years. This $3.4 million, when combined with the $2 million per year due to the appraised value of FCD, will result in Landec recognizing revenue and operating income of $5.4 million per year for five years. If Monsanto elects to purchase the technology, an additional $4 million of license fee revenue will be recognized at the time of payment.

If the purchase option is exercised before the fifth anniversary of the Intellicoat agreement, all annual license fees and supply payments that have not been paid to Landec will become due upon the purchase. If Monsanto does not exercise its purchase option by the fifth anniversary of the Intellicoat agreement, Landec will receive the termination fee and all rights to the Intellicoat seed coating technology will revert to Landec. If Monsanto exercises its purchase option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec will continue to be the exclusive supplier of Intellicoat polymer materials to Monsanto.

Landec’s Intelimer Supply and Licensing Business

The Company is working with a number of existing and potential customers to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products providing Air Products with the exclusive right to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees for this agreement will be recognized as license revenue over a three year period beginning March 2006. Landec received an upfront licensing fee of $900,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during years two and three of the agreement. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits that are generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials beginning March 14, 2007.

In December 2005, Landec entered into an exclusive licensing agreement with Aesthetic Sciences Corporation. At that time Landec received cash and preferred stock in Aesthetic Sciences. As part of the original agreement, Landec was to receive additional shares upon the completion of a specific milestone. In November 2006, that milestone was met and as a result Landec received an additional 800,000 shares of preferred stock valued at $481,000. Landec currently has a 19.9% ownership interest in Aesthetic Sciences.

Landec Consolidated Net Income

For the second quarter of fiscal year 2007, net income was $108,000 which is $1.1 million higher than the same period last year due to several factors. Items increasing net income included: (1) a $932,000 increase in gross profit from Apio’s value-added specialty packaging vegetable business and (2) $481,000 of license fees from the receipt of an additional 800,000 shares of preferred stock in Aesthetic Sciences Corporation. Net income was decreased by (1) increased losses at Landec Ag of $370,000 and (2) stock option expenses of $136,000.

For the first six months of fiscal year 2007, net income was $122,000 which is $1.7 million higher than the same period last year due to several factors. Items increasing net income included: (1) a decrease in selling, general and administrative expenses at Apio of $784,000 due primarily to lower sales and marketing expenses during this year’s first quarter compared to the same period last year, (2) a $427,000 increase in non-operating income due to an increase in net interest income and reduced minority interest expenses, (3) $481,000 of license fees from the receipt of an additional 800,000 shares of preferred stock in Aesthetic Sciences Corporation and (4) a $1.5 million settlement of insurance claims related to a fire that occurred at Landec’s former Dock Resins’ facility in 2000 which was recognized as a reduction in Corporate selling, general and administrative expenses. Net income was decreased by (1) increased losses at Landec Ag of $1.1 million and (2) stock option expenses of $382,000.

Landec Second Quarter 2007 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 3, 2007 during which senior management of Landec will present an overview of results for the second quarter of fiscal year 2007. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 793-1301 or (703) 639-1307 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, January 10th by calling (888) 266-2081 or (703) 925-2533, code #1011356.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 28, 2006 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	November 26, 2006	May 28, 2006
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$11,751	$15,164
Accounts receivable, net	16,723	15,849
Inventory	8,331	6,134
Notes and advances receivable	1,568	390
Prepaid expenses and other current assets	1,033	1,237
Assets held for sale	35,048	31,838

Total Current Assets	74,454	70,612
Property and equipment, net	19,625	16,882
Intangible assets, net	29,476	29,476
Other assets	2,363	2,055

Total Assets	$125,918	$119,025

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$13,151	$12,976
Accrued compensation	1,823	2,764
Other accrued liabilities	1,995	1,968
Deferred revenue	440	811
Current maturities of long term debt	39	2,018
Liabilities assumed by buyer of FCD	20,298	11,668

Total Current Liabilities	37,746	32,205
Minority interest	1,602	1,771
Shareholders’ Equity
Common stock	127,687	126,288
Accumulated deficit	(41,117)	(41,239)

Total Shareholders’ Equity	86,570	85,049

Total Liabilities and Shareholders’ Equity	$125,918	$119,025

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 26,	November 27,	November 26,	November 27,
	2006	2005	2006	2005
Revenues:
Product sales	$53,584	$52,560	$103,631	$100,888
Services revenues	831	922	1,674	2,093
License fees	681	172	881	294
Research, development, and royalty revenues	98	58	156	142

Total revenues	55,194	53,712	106,342	103,417
Cost of revenue:
Cost of product sales	46,230	46,027	91,067	88,535
Cost of services revenues	688	596	1,442	1,203

Total cost of revenue	46,918	46,623	92,509	89,738
Gross profit	8,276	7,089	13,833	13,679
Operating costs and expenses:
Research and development	840	820	1,624	1,579
Selling, general and administrative	7,289	7,154	12,191	13,335

Total operating costs and expenses	8,129	7,974	13,815	14,914

Operating income (loss)	147	(885)	18	(1,235)
Interest income	177	130	413	250
Interest expense	(121)	(177)	(191)	(250)
Other expense	(95)	(105)	(118)	(323)

Net income (loss)	$108	$(1,037)	$122	$(1,558)

Diluted net loss per share	$(0.00)	$(0.04)	$(0.01)	$(0.06)

Shares used in diluted per share computations	25,039	24,350	24,988	24,233

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 26, 2006
QUESTIONS AND ANSWERS

1) What are some of the key milestones Landec has achieved thus far in fiscal year 2007?

Apio, Inc. — Landec’s Food Subsidiary:

a)	Increased value-added revenues by 18% to $70.8 million compared to the first six months of last year despite significant produce shortages during the first quarter of fiscal year 2007.

b)	Increased revenues from the retail vegetable tray product line by 23% and revenues from the 12-ounce specialty packaged retail product line by 19% compared to the first six months of fiscal year 2006.

c)	Completed the 36,000 foot expansion of Apio’s value-added facility to allow for a 60% expansion of space along with improved operating efficiencies.

d)	Generated $2.1 million of cash flow from Apio operations during the first six months of fiscal year 2007.

e)	Initiated banana packaging trials with select retail grocery chains and expanded the number of commercial sites for Chiquita-To-Go food service banana sales.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Sold FCD to Monsanto’s ASI for $50 million in cash with an additional earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007.

b)	Entered into a five-year technology license and polymer supply agreement with Monsanto for the use of Landec’s Intellicoat polymer seed coating technology for minimum guaranteed payments of $17 million.

Landec Consolidated:

a)	Settled insurance claims for $1.5 million, net of expenses, from a fire at Dock Resins, Landec’s former specialty chemicals subsidiary.

b)	Received an additional 800,000 shares of preferred stock of Aesthetic Sciences, valued at $481,000, in November 2006 upon the achievement of a specific milestone.

c)	Improved Company-wide net interest income by $222,000 compared to the first six months of fiscal year 2006.

d)	Invested $4.7 million in capital expenditures primarily to expand Apio’s value added plant, consistent with the plan for fiscal year 2007, to support future growth and advance operating efficiencies.

e)	Reduced long-term debt to zero.

2)	Now that FCD has been sold, what is the Company’s net income guidance for fiscal year 2007 compared to its previous guidance, after excluding the income, net of expenses and estimated taxes, from the sale of FCD and after excluding Landec Ag’s operating losses from the beginning of fiscal year 2007 through the close date?

Based on projected results for (1) the Apio food business, (2) Landec’s licensing business, which includes the Monsanto licensing agreement and the Air Products and Aesthetic Sciences programs, and (3)Landec corporate, which includes corporate G&A, the Dock Resins insurance settlement and the interest income on the net proceeds from the sale of FCD, we currently estimate that net income for fiscal year 2007 will increase 65% to 75% compared to fiscal year 2006 results, up from our previous guidance of 35% to 45%.

3)	What is the impact from the sale of FCD to Monsanto’s ASI and the Intellicoat license agreement with Monsanto on FY 2007 results and on future results?

The two agreements will have the following impact on FY 2007:

a)	Landec will record income, net of expenses and estimated taxes, of approximately $20 million to $21 million during its third fiscal quarter.

b)	The Company will record license fees of $2.7 million during the second half of fiscal year 2007 and realize no operating expenses at Landec Ag because the operating expenses are being funded by Monsanto.

c)	Landec Ag realized operating losses, before intercompany charges, of $6.2 million from the beginning of fiscal year 2007 through the close date of December 1, 2006.

d)	Landec will not be the beneficiary of Landec Ag profits during the second half of fiscal year 2007 when it ships its seed products since FCD was sold on December 1, 2006.

e)	In conjunction with the sale of FCD, Landec purchased all of the outstanding common stock and options of Landec Ag not owned by Landec at the fair market value of each share of Landec Ag as if all options had been exercised as of December 1, 2006. As a result, Landec paid $7.3 million of the proceeds from the sale of FCD to purchase all the common stock and options of Landec Ag not owned by Landec. After the purchase, Landec Ag became a wholly owned subsidiary of Landec with a focus on developing and commercializing seed coatings with Monsanto. In accordance with SFAS 123R, this buy back will not result in an expense to the Company because all of the stock and options were purchased at their fair value and were fully vested at the time of the purchase.

The two agreements are expected to have the following impact on future fiscal years:

a)	Landec will record no operating expenses for Landec Ag in any year because the operating expenses are being funded by Monsanto. Landec will recognize annual license fees of $5.4 million per year for fiscal years 2008 through 2011 and $2.7 million in fiscal year 2012 unless Monsanto exercises its purchase right prior to the end of the five year agreement, in which case all license fees will be payable in full.

b)	If Monsanto exercises its purchase right, Landec will realize an additional $4 million of license fees at the time of payment. In addition, upon the purchase the parties will enter into a long-term supply agreement in which Landec will be the exclusive supplier of Intellicoat polymer materials to Monsanto.

c)	If Monsanto elects to terminate the agreement all rights to the Intellicoat technology revert to Landec.

d)	The sale of FCD will substantially eliminate the historical seasonality of our operating results as Landec Ag realized losses during the first eight months of each fiscal year and profits during the last four months of each fiscal year when the seed products are shipped.

4)	What will be the focus for the Intellicoat technology under the new license agreement with Monsanto?

Landec and Monsanto will be targeting a wide range of seed applications for the Intellicoat technology including, inbred corn, hybrid corn, soybeans, cotton and possibly vegetable seeds and other row crops.

5)	What will be the impact on federal and state taxes from the gain on the sale of FCD in fiscal year 2007 and beyond?

At the beginning of fiscal year 2007, the Company had federal and state net operating losses (NOLs) of approximately $42.0 million and $8.7 million, respectively, based on the estimated taxable income for fiscal year 2006 (the tax returns for fiscal year 2006 are filed in the first calendar quarter of 2007) and also had both federal and state credit carryforwards of approximately $1.2. In addition, the Company has historically had temporary and permanent differences (tax differences) of approximately $6 million to $7 million per year which lowers the Company’s taxable income when compared to book income. After factoring in the Company’s NOLs, credits and tax differences, the gain on the sale of FCD is estimated to result in an income tax expense for fiscal year 2007 of approximately $2.0 million to $2.5 million. We expect to fully utilize our state NOLs and most of the credits in fiscal year 2007 and our preliminary estimate is that approximately $10 million of federal NOLs and all of the federal tax credits will carryover to fiscal year 2008.

6)	How is the Chiquita collaboration progressing?

Chiquita’s collaboration with Core Mark is going well. Chiquita has disclosed that their goal is to be supplying over 7,500 convenience stores with Chiquita® Brand bananas using Landec’s proprietary BreatheWay packaging technology by December 31, 2006. Chiquita is also adding new customers for their Chiquita-To-Go food service program which includes convenience stores, coffee chains, quick serve restaurants and drug stores. In addition, Chiquita has recently started market tests of our banana packaging technology for domestic retail grocery applications.

7)	What levels of capital expenditures and R&D expenditures does the Company expect to spend in fiscal year 2007?

For fiscal year 2007, we expect capital expenditures to increase to approximately $7.0 million from $4.7 million in fiscal year 2006 as we have significantly expanded Apio’s value-added fresh-cut vegetable processing facility and continue to further automate our food processing capabilities at Apio. We expect capital expenditures for fiscal year 2008 to return to normal levels of $3 million to $4 million.

We expect total Company R&D expenses for fiscal year 2007 to be in line with the $3.0 million spent during fiscal year 2006 as a result of Monsanto funding all Landec Ag operating expenses, including R&D.

8)	How does the Company intend to use its large cash balances going forward?

In addition to internally funding capital expenditures and current R&D expenses, we plan to use our cash for the following purposes:

a)	Increase future R&D spending beginning in fiscal year 2008 in order to more rapidly introduce new applications for our Intelimer polymer technology and to further expand current applications of the technology.

b)	Explore strategic alliances that are synergistic with our technology and/or our distribution channels and that are immediately accretive to EPS and increase revenues.

9)	Now that FCD has been sold how will Landec be structured going forward?

Beginning in fiscal year 2008, we will have two operating segments, the Apio Food Technology business and the Intelimer Technology Licensing business (which will include Landec Ag’s Intellicoat license with Monsanto). Landec’s Corporate G&A will be reported separately for segment reporting under “Other”.

10) What is your guidance for fiscal year 2008?

It would be premature to give any guidance at this point in time. We will not begin our planning process for fiscal year 2008 until early March 2007. In addition, as a result of the gain from the sale of FCD, Landec will be incurring an income tax expense in the future. The amount of the income tax expense will have an impact on future net income. We will not be able to estimate the income tax expense for fiscal year 2008 until later in fiscal year 2007. We hope to have preliminary guidance for fiscal year 2008 by our third quarter results release in late March 2007.

11)	How do the results by line of business for the three and six months ended November 26, 2006 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended	Three months ended	Six months	Six months
	11/26/06	11/27/05	ended 11/26/06	ended 11/27/05
Revenues:
Apio Value Added(a)	$35,812	$	$70,842	$
		30,479		60,136
Apio Tech(b)	41	83	54	87

Technology Subtotal	35,853	30,562	70,896	60,223
Apio Trading (c)	18,616	22,841	34,399	42,678

Total Apio	54,469	53,403	105,295	102,901
Landec Ag	17	20	131	20
Corporate	708	289	916	496

Total Revenues	55,194	53,712	106,342	103,417
Gross Profit:
Apio Value Added	6,420	5,488	10,943	11,002
Apio Tech	16	60	20	62

Technology Subtotal	6,436	5,548	10,963	11,064
Apio Trading	1,205	1,321	2,032	2,266

Total Apio	7,641	6,869	12,995	13,330
Landec Ag	(73)	19	(78)	19
Corporate	708	201	916	330

Total Gross Profit	8,276	7,089	13,833	13,679
R&D:
Apio	323	275	563	541
Landec Ag	129	154	265	307
Corporate	388	391	796	731

Total R&D	840	820	1,624	1,579
S,G&A:
Apio	3,343	3,497	6,134	6,918
Landec Ag	2,769	2,587	5,094	4,216
Corporate	1,177	1,070	963	2,201

Total S,G&A	7,289	7,154	12,191	13,335
Other (d):
Apio	(646)	(699)	(1,247)	(1,589)
Landec Ag	(587)	(466)	(1,010)	(809)
Corporate	1,194	1,013	2,361	2,075

Total Other	(39)	(152)	104	(323)
Net Income (Loss):
Apio	3,329	2,398	5,051	4,282
Landec Ag (e)	(3,558)	(3,188)	(6,447)	(5,313)
Corporate	337	(247)	1,518	(527)

Net Income (Loss)	$108	$(1,037)	$122	$(1,558)
Net Loss Per Diluted Share	$(0.00)	$(0.04)	$(0.01)	$(0.06)

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.